Exhibit 10.2

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2024 (the “Effective Date”), by and among iBio, Inc., a Delaware corporation (the “Company”), on the one hand, and Lynx1 Capital Management LP (the “Investor”), on the other hand. The Company and the Investor are each herein referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 10 below.

WHEREAS, as of the Effective Date, the Investor beneficially owns an aggregate of 9.99% of the outstanding shares of Common Stock of the Company;

WHEREAS, the Company and the Investor have determined to come to an agreement with respect to the composition of the Board, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Board Composition and Related Matters.

(a)

The Investor shall be entitled to nominate one individual (an “Investor Designee”) to serve as a director on the Board of Directors of the Company (the “Board”) for one three-year term (the “Term”), commencing at the Company’s 2024 Annual Meeting of Stockholders. The Board and its committees shall take all necessary actions to include the Investor Designee in the slate of nominees recommended to the Company’s stockholders for election as director of the Company at the 2024 Annual Meeting of Stockholders. The Company will recommend, support and solicit proxies for the election of the Investor Designee in a manner no less rigorous and favorable than the manner in which the Company has historically recommended, supported and solicited proxies for the election of the Company’s director nominees. The Investor will provide to the Company, in writing, the information about the Investor Designee that is required by applicable law for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders promptly after the Company requests such information from the Investor, and will cause such Investor Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.

(b)

In the event that, during the Term, the Investor Designee resigns from his or her seat on the Board or is removed or otherwise or ceases to be a director (whether as a result of his or her death, disability, disqualification, or otherwise) the Investor shall be entitled to promptly designate another Investor Designee to fill the vacancy and the Company will take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Investor Designee.

(c)

Notwithstanding the provisions of Section 1(a) and 1(b), the Investor shall not be entitled to nominate any individual as an Investor Designee if a majority of the disinterested members of the Board (or the nominating committee thereof) reasonably and in good faith determine, after consultation with the Company’s outside legal counsel and upon written advice of such counsel, that such Person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Common Stock is listed, the organizational documents of the Company, or any policy or guidelines previously approved by the Board, but only if a direct or indirect purpose of any such policy or guideline is not to obstruct the Investor’s right to designate an individual as a nominee to the Board or its rights under this letter. Notwithstanding anything set forth herein to the contrary, a person’s status as a director, officer, employee or affiliate of any Investor or such person’s service on the board of any other company shall not cause such Person to be deemed not qualified to serve as a director of the Company, except as required by applicable law or regulation or if such other company is engaged in competitive activities to the Company’s business. In the event the Board (or the nominating committee thereof) does not accept an Investor Designee as a result of such Investor Designee failing to meet the requirements set forth in this Section 1(c), the Investor shall have the right to recommend an additional Investor Designee in accordance with Section 1(a). The Company shall notify the Investor of any objection to an Investor Designee pursuant to this Section 1(c) sufficiently in advance of the date on which the proxy materials related to any such designee are to be mailed by the Company in connection with such election of directors, and in no event less than the first Business Day after such determination by the Board, so as to enable the Investor to propose a replacement Investor Designee in accordance with the terms of this letter.

(d)

Each Party acknowledges that during his/her service on the Board the Investor Designee shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to adhere to the Company’s policies on confidentiality and communications imposed on all members of the Board during their service on the Board.

2. Voting Commitment. From the Effective Date and until the end of the Term (the “Standstill Period”), the Investor agrees that it shall, or shall cause its Representatives to: (a) appear in person or by proxy at each Stockholder Meeting, whether such meeting is held at a physical location or virtually by means of remote communications, and (b) vote all shares of Common Stock beneficially owned in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at such Stockholder Meeting, in each case as the Board’s recommendation is set forth in the definitive proxy statement filed by the Company in respect of such Stockholder Meeting.

3. Standstill. During the Standstill Period, except as otherwise provided in this Agreement, without the prior written consent of the Board, the Investor agrees that it shall not, and shall cause its Affiliates and Associates not to, alone or in concert with others, directly or indirectly (a) call or seek to call, or request the call of, any Stockholder Meeting, including a “town hall meeting,” (b) initiate, encourage, assist, grant or participate in any “solicitation” of proxies, including by participating in any “withhold” or similar campaign and without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) of the Exchange Act (other than to named proxies included in the Company’s proxy card for any Stockholder Meeting), (c) nominate, recommend for nomination or give notice of intent to nominate or recommend for nomination a person for election at any Stockholder Meeting, (d) submit, initiate, make, submit a notice of intent to make, or be a proponent of any stockholder proposal for consideration at any Stockholder Meeting, (e) seek to influence any Third Party with respect to the voting or disposition of Common Stock except as provided in Section 2, (f) knowingly threaten or pursue, or knowingly assist any other person to threaten or pursue, any lawsuit, claim or proceeding before any court or governmental authority or regulatory authority against the Company without the consent of the majority of the Board, or (g) advise, assist or encourage any Third Party to take any action or make any statement inconsistent with any of the foregoing.

4.Mutual Non-Disparagement.

(a)During the Standstill Period, the Investor agrees that neither it shall, nor shall it permit any of its Representatives to, directly or indirectly, on behalf of the Investor, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of the Company or the Company’s Affiliates, subsidiaries, business, or its current or former directors, officers or employees.

(b)During the Standstill Period, neither the Company shall, nor shall it permit any of its Representatives to, directly or indirectly, on behalf of the Company, make, transmit or otherwise communicate any public or private statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including to any member of the media, that might reasonably be construed to be derogatory or constitute an ad hominem attack on, or otherwise disparage or defame or damage the reputation or good name of Investor.

(c)The restrictions in Section 4(a) or (b) shall not prohibit any Party from making any statement or disclosure reasonably believed to be required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental authority or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d) The restrictions in Section 4(a) or (b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) or (b), if such statement by the other Party was made in breach of this Agreement.

5.SEC Filings; Public Statements.

(a) Within four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”).

(b)Within two (2) Business Days following the date of this Agreement, the Stockholder shall file with the SEC a Schedule 13D reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D”). The Schedule 13D shall be consistent with the terms of this Agreement. The Investor shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D prior to it being filed with the SEC and consider in good faith any comments of the Company.

(c)Except for the filing of the Form 8-K and the Schedule 13D Amendment, no Party shall make, or cause to be made, any public announcement or statement about the subject matter of this Agreement or the other Party, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other Party and otherwise in accordance with this Agreement.

6.Representations and Warranties.

(a)The Investor represents and warrants to the Company that he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Investor, constitutes a valid and binding obligation and agreement of such Investor and is enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Investor represents that the execution, delivery and performance of this Agreement does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or (ii) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which he is a party or by which he is bound.

(b) The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution and delivery of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound,.

7.Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

8.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

iBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807

Attn; Chief Executive Officer

Email: legal@ibioinc.com

with a mandatory copy (which shall not constitute notice) to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Leslie Marlow

Email: leslie.marlow@blankrome.com

If to the Investor, to:

Email: weston@lynx1bio.com

with a mandatory copy (which shall not constitute notice) to:

Weston Nichols

c/o Lynx1 Capital Management LP

151 Calle de San Francisco

Suite 200, PMB 1237

San Juan, PR 00901-1607

Email:

9.Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the state or Federal courts located in the State of Delaware, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such legal proceeding, and irrevocably submits to personal jurisdiction in any such court in any such legal proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such legal proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such legal proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 9. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.Certain Definitions and Interpretations. As used in this Agreement:

(a)“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, the Investor shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Investor;

(b)“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(c)“Common Stock” means the common stock, par value $0.001 per share, of the Company;

(d)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)“governmental authority” means any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, without limitation, the SEC and its staff, and any court of competent jurisdiction.

(f) “other Party” means, with respect to the Company, the Investor, and with respect to the Investor, the Company;

(g) “person,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(h)“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(i)“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and

(j)  “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party.

(k)In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, references to any gender shall include each other gender.

12.Miscellaneous.

(a) This Agreement contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment in violation of this Section 14(c) is void ab initio. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(e)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h)Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

iBio, Inc.

By:	/s/ Martin Brenner
Name:	Martin Brenner
Title:	CEO

THE INVESTOR:
Lynx1 Capital Management LP

By:	/s/ Weston Nichols
Name :	Weston Nichols
Title:	Managing Partner

[Signature Page to Director Agreement]